UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Sec. 240.14a-12

SMART GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee previously paid with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

AN IMPORTANT REMINDER
TO VOTE YOUR SHARES

Dear SGH Shareholder,

The SGH Annual Meeting of Shareholders is scheduled to be held on February 11, 2022 at 10:00 a.m. Pacific Time, and our records indicate that you have not yet voted.  The SGH Board and Management Team value you as a shareholder and want your voice to be heard.  Please take a moment right now to vote, ensuring that your shares are represented at this meeting.

What You Are Voting On
1.	Election of two Class II directors;
2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm; and
3.	Approval, on a non-binding advisory basis, of the compensation of our named executive officers.

The SGH Board of Directors unanimously recommend that shareholders vote FOR all proposals.

Company Highlights
Fiscal 2021 was a transformational year for SGH, and the momentum continued in the first quarter of fiscal 2022:
•	Net sales of $1.5 billion in fiscal 2021, up 34% from fiscal 2020;
•	Gross margin of 20.5% for fiscal 2021, up 120 basis points from fiscal 2020, and non-GAAP gross margin of 22% for fiscal 2021, up 240 basis points from fiscal 2020;
•	GAAP EPS of $0.83 for fiscal 2021, as compared to ($0.05) for the prior year;
•	Non-GAAP EPS of $5.22 for fiscal 2021, up 102% versus the prior year; and
•
An embrace of corporate governance by appointing a lead independent director, increasing representation of women on the Board, releasing our inaugural Environmental, Social and Governance (ESG) report, establishing a cybersecurity committee of the board, and promoting shareholder alignment with revised stock ownership guidelines.

How to Vote
A proxy card is enclosed, and you can vote by internet, telephone, or mail by following the instructions on the card.

Your vote is important.  Please vote today!

SGHCorp.com

Page 2/2
If you have any questions, or need assistance in voting your shares, please contact our proxy solicitor MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

Sincerely,

Anne Kuykendall
Vice President and General Counsel